Exhibit 99.1

Contact:	Linda Bain (linda.bain@hilton.com) SVP — Global Communications Hilton Hotels Corporation (310) 205-4030 phone (310) 435-3285 cell	Atish Shah (atish_shah@hilton.com) Vice President — Investor Relations Hilton Hotels Corporation (310) 205-8664 phone

Hilton Stockholders Approve Acquisition by Blackstone Investment Funds

BEVERLY HILLS, Calif., September 18, 2007 — Hilton Hotels Corporation (NYSE:HLT) (“Hilton”) announced that at a special meeting held today, its stockholders approved the merger agreement with investment funds affiliated with The Blackstone Group L.P.  Over 98% of the shares that voted were cast in favor of the merger.

Subject to the satisfaction or waiver of all required regulatory approvals and other closing conditions, Hilton expects the transaction to be completed by the end of October 2007.  All required regulatory approvals have been obtained other than the receipt of clearance from the European Commission under the EC Merger Regulation.  A notification was filed with the European Commission under the EC Merger Regulation on September 14, 2007.

Following the closing of the merger, Hilton’s stockholders will receive $47.50 in cash, without interest, for each share of Hilton common stock held.

About Hilton Hotels Corporation

Hilton Hotels Corporation (NYSE:HLT) is the leading global hospitality company, with 2,896 properties totaling approximately 490,000 rooms in 76 countries and territories.

The company owns, manages or franchises a hotel portfolio of some of the best known and highly regarded brands, including Hilton®, Conrad® Hotels & Resorts, Doubletree®, Embassy Suites Hotels®, Hampton Inn®, Hampton Inn & Suites®, Hilton Garden Inn®, Hilton Grand VacationsTM, Homewood Suites by Hilton® and The Waldorf=Astoria Collection®.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning the proposed transaction with Blackstone, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in Hilton’s filings with the Securities and Exchange Commission (SEC). Specifically, Hilton makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in the Hilton SEC reports or periodic reports, the proposed transaction with Blackstone described in this release could be affected by, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Hilton and others related to the merger agreement; failure to obtain stockholder approval or any other failure to satisfy other conditions required to complete the merger, including required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the failure to obtain the necessary debt financing arrangements set forth in a commitment letter received in connection with the merger; the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and the impact of the substantial indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Hilton’s ability to control or predict.

Hilton undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.